CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our reports dated March 14, 2012 with respect to the consolidated financial statements of Oncolytics Biotech Inc. (“Oncolytics”), and the effectiveness of internal control over financial reporting of Oncolytics, included in the Annual Report on Form 20-F of Oncolytics for the year ended December 31, 2011, as filed with the United States Securities Exchange Commission (“SEC”).
We also consent to the incorporation by reference in the Registration Statement on Form F-10 (No. 333-167250) and in the Registration Statement on Form S-8 (No. 333-171625) of our reports dated March 14, 2012 with respect to the consolidated financial statements of Oncolytics, and the effectiveness of internal control over financial reporting of Oncolytics, included in the Annual Report on Form 20-F of Oncolytics for the year ended December 31, 2011, as filed with the SEC.

Calgary, Canada	Signed “Ernst & Young LLP”
March 23, 2012	Chartered Accountants